Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-86116, 333-92471, 333-97867 and 333-108667) of Digital Angel Corporation of our report dated May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 as included in Note 1 and the segment information for 2001 as included in Note 17, which are as of October 28, 2002, relating to the statements of operations, changes in stockholders’ equity and cash flows and the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

St. Louis, Missouri

March 12, 2004